                                                                   EXHIBIT 10.01


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 5th day of March, 1996 by and between HARRIS COMPUTER SYSTEMS CORPORATION, a Florida corporation ("Company"), and ROBERT L. CARBERRY ("Employee").

         WHEREAS, the Company, through its Board of Directors, desires to retain the services of Employee, and Employee desires to be retained by the Company, on the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. EMPLOYMENT. The Company hereby employs Employee, and Employee hereby accepts employment, as President, Chief Executive Officer and Chairman of the Board of the Company upon the terms of and subject to this Agreement.

         2. TERM. The term ("Term") of this Agreement shall commence and this Agreement shall become effective on the 12th day of April 1996 (the "Effective Date") and shall continue until otherwise terminated by either party at any time in accordance with the terms hereof.

         3. DUTIES. During his employment hereunder, Employee initially will be appointed President and General Manager of the Trusted Systems Division of Harris Computer Systems Corporation, reporting to Corky Siegel, until closing ("Closing") under the Purchase and Sale Agreement that is currently under negotiations between the Company and Concurrent Computer Corporation providing for the sale to Concurrent of the assets of the Company's real-time computer business. The anticipated date of Closing is June, 1996. After the Closing, Employee will serve as the President, Chief Executive Officer and Chairman of the Board of the Company and the Company will take such actions as necessary to cause his nomination as a member of the Board of Directors of the Company. Employee shall have general and active charge of the business and affairs of the Company and, in such capacity, shall have responsibility for the day-to-day operations of the Company, subject to the authority and control of the Board of Directors of the Company.

Employee shall report directly to the Board of Directors of the Company. Throughout the term of employment hereunder, the Employee shall devote his full time and undivided attention during normal business hours to the business and affairs of the Company, as appropriate to his duties and responsibilities hereunder, except for reasonable vacations and illness or other disability, but nothing in this Agreement shall preclude the Employee from devoting reasonable periods required for serving as a director or member of any advisory committee of not more than two (at any time) "for profit" organizations involving no conflict of interest with the interests of the Company (subject to approval by the Board of Directors, which approval shall not be unreasonably withheld), or from engaging in charitable and community activities, or from managing his personal investments, provided such activities do not materially interfere with the performance of his duties and responsibilities under this Agreement.

         4.      COMPENSATION.

                 a. Salary: During his employment hereunder, Employee shall be paid a as follows, payable in equal installments not less than monthly: two hundred thousand dollars ($200,000.00) per annum for the first twelve month period; two hundred twenty-five thousand dollars ($225,000.00) per annum for the second twelve month period; two hundred fifty thousand dollars ($250,000) per annum for the third twelve month period. Thereafter, the Employee's salary shall be reviewed at least annually by the Board of Directors or any Committee of the Board delegated the authority to review executive compensation.

                 b. Stock Option/Bonus: In addition to salary, Employee shall be entitled to participate in the Company's Stock Option Plan (the "Stock Option Plan") and Employee shall be initially granted, as of the date of this Agreement (such grant subject to Employee's actually joining the Company as an employee), an option to purchase 339,000 post-March 1996 three-for-one split shares of common stock of the Company ("Common Stock") (such number to be subject to further adjustment as provided in the Stock Option Plan). The per share exercise price of the option shall be the fair market value of the Company's Common Stock as of the date of this Agreement (which is $10.67 per share), and the option shall vest in three equal annual installments over the three-year period beginning on the first anniversary of the Effective Date; upon a "Change of Control" (as defined below), the option shall become immediately fully vested and exercisable in full. The Employee shall be additionally granted, as of the Effective Date, long-term incentive compensation as described on the attached Schedule A, with vesting based on the achievement of Company performance objectives. The objectives for each year of such long-term incentive compensation plan, and other terms and conditions of the long-term incentive compensation plan, shall be established by the Board of Directors or a committee thereof. Further, Employee will be provided with an annual bonus opportunity representing 50% of Employee's annual salary as set forth in Paragraph 4.a above, (initially, $100,000.00) (hereafter the "Executive Bonus Plan"), the actual amount to be paid depending upon the degree of achievement of various objectives. The objectives for each year and other terms and conditions of the Executive Bonus Plan shall be established by the Board of Directors or a committee thereof and shall be reasonably consistent with the business plan of the Company for such year, or portion thereof, established in advance.

                 c. Insurance: During his employment hereunder, Employee shall be entitled to participate in such health, life, disability and other insurance programs, if any, that the Company may offer to other key executive employees of the Company from time to time.

                 d. Other Benefits: During his employment hereunder, Employee shall be entitled to such other benefits, if any, that the Company may offer to other key executive employees of the Company from time to time.

                 e. Vacation: Employee shall be entitled to four weeks vacation leave (in addition to holidays) in each calendar year during the Term, or such additional amount as may be set forth in the vacation policy that the Company shall establish from time to time.

                 f. Expense Reimbursement: Employee shall, upon submission of appropriate supporting documentation, be entitled to reimbursement of reasonable out-of-pocket expenses incurred in the performance of his duties hereunder in accordance with policies established by the Company. Such expenses shall include, without limitation, reasonable entertainment expenses, gasoline and toll expenses and cellular phone use charges, if such charges are directly related to the business of the Company.

         5. GROUNDS FOR TERMINATION. The Board of Directors of the Company may terminate this Agreement for Cause. As used herein, "Cause" shall mean any of the following: (a) the Employee has committed a willful serious act against the Company intended to enrich himself at the expense of the Company, such as embezzlement, or has been convicted of a felony involving moral turpitude; or (b) Employee has (i) willfully and grossly neglected his duties hereunder, or (ii) intentionally failed to observe specific directives or policies of the Board of Directors, which directives or policies were consistent with his positions, duties and responsibilities hereunder, and which failure had, or continuing failure will have, a material adverse effect on the Company. Prior to any such termination, Employee shall be given written notice by the Board of Directors that the Company intends to terminate his employment for Cause under this

Section 5, which written notice shall specify the particular acts or omissions on the basis of which the Company intends to so terminate Employee's employment, and Employee (with his counsel, if he so chooses) shall be given the opportunity, within 15 days of his receipt of such notice, to have a meeting with the Board of Directors to discuss such acts or omissions and be given reasonable time to remedy the situation. In the event of such termination, the Employee shall be promptly furnished written specification of the basis therefor in reasonable detail.

         6. TERMINATION BY EMPLOYEE. Employee may terminate this Agreement at any time with Good Reason. "Good Reason" shall exist if:

                 a. the Company demotes or otherwise elects or appoints the Employee to lesser offices than set forth in Section 3, or fails to elect or appoint him to such positions;

                 b. the Company causes a material change in the nature or scope of the authorities, powers, functions, duties or responsibilities attached to the Employee's positions as described in Section 3;

                 c. at any time the Employee is required, without his written consent, to relocate his office more than seventy-five miles from the location of the Company's current corporate headquarters;

                 d. the Company decreases the Employee's compensation below the levels provided for by the terms of Section 4 (taking into account increases made from time to time in accordance with Section 4);

                 e. the Company materially reduces the Employee's benefits under any employee benefit plan, program or arrangement of the Company (other than a change that affects all employees similarly situated) from the level in effect upon the Employee's commencement or participation;

                 f. the Company commits any other material breach of the provisions of this Agreement (except those set forth in Paragraph 4.a.) and Employee provides at least 15 days' prior written notice to at least two members of the Company's Board of Directors of the existence of such breach and his intention to terminate this Agreement (no such termination shall be effective if such breach is cured during such period);

                 g. the Company fails to comply with the provisions of Paragraph 4.a. for an uninterrupted 10 day period; or

                 h. the Closing fails to occur on or before September 30, 1996; provided, however, that if the Closing has not occurred by September 30, 1996 but an officer of the Company delivers a notice to Employee stating that there are no unresolved material issues between the Company and Concurrent

Computer Corporation and that the Closing is expected to occur no later than November 15, 1996, then Good Reason shall not exist unless the Closing shall not have occurred by such date.

         7.      PAYMENT AND OTHER PROVISIONS UPON TERMINATION.

                 a. In the event Employee's employment with the Company (including its subsidiaries) is terminated by the Company for Cause as provided in Paragraph 5 then, on or before Employee's last day of employment with the Company, the provisions of this Paragraph 7.a shall apply. These same provisions shall apply if the Employee terminates his employment other than for Good Reason in accordance with the provisions of Paragraph 6 hereof.

                           i.     Compensation:  The Company shall pay in a
lump sum to Employee such amount of compensation due Employee for services rendered to the Company, as well as compensation for unused vacation time, as has accrued but remains unpaid. Any and all other rights to compensation of any kind granted to Employee under this Agreement shall terminate as of the date of termination, except as may be otherwise required by statute.

                          ii.     Noncompetition/Nonsolicitation Period:  The
provisions of Paragraphs 13 and 14 shall continue to apply with respect to Employee for a period of one year following the date of termination.

                 b. In the event Employee's employment with the Company (including its subsidiaries) is terminated by the Company for any reason other than for Cause as provided in Paragraph 5 and other than as a consequence of Employee's death, disability, or normal retirement under the Company's retirement plans and practices, then the following provisions apply. These same provisions shall apply if Employee terminates his employment with Good Reason in accordance with the provisions of Paragraph 6 hereof.

                          i.      Salary and Bonus Payments:  On or before
Employee's last day of employment with the Company, the Company shall promptly pay in a lump sum to Employee as compensation for services rendered to the Company a cash amount equal to twice the amount of Employee's annual base salary and twice the target bonus under the Executive Bonus Plan as in effect immediately prior to his date of termination. At the election of the Company, the cash amount referred to in this subparagraph 7.b.i may be paid to Employee in periodic installments in accordance with the normal salary payment procedures of the Company.

                          ii.     Vesting of Options and Rights:
Notwithstanding the vesting period provided for in the Stock Option Plan and related stock option agreements between the Company and Employee for stock options ("options") and stock appreciation rights ("rights") granted Employee by the Company, all options and stock appreciation rights that are exercisable at the date of termination of employment or within one year thereafter shall be exercisable upon termination. In addition, Employee will have the right to exercise such options and rights for the shorter of (a) one year following his termination of employment or (b) with respect to each option, the remainder of the period of exercisability under the terms of the appropriate documents that grant such options.

                          iii.    Benefit Plan Coverage:  The Company shall
maintain in full force and effect for Employee and his dependents for two years after the date of termination, all life, health, accident, and disability benefit plans and other similar employee benefit plans, programs and arrangements in which Employee or his dependents were entitled to participate immediately prior to the date of termination, in such amounts as were in effect immediately prior to the date of termination, provided that such continued participation is possible under the general terms and provisions of such benefit plans, programs and arrangements. In the event that participation in any benefit plan, program or arrangement described above is barred, or any such benefit plan, program or arrangement is discontinued or the benefits thereunder materially reduced, the Company shall arrange to provide Employee and his dependents for two years after the date of termination with benefits substantially similar to those that they were entitled to receive under such benefit plans, programs and arrangements immediately prior to the date of termination. If immediately prior to the date of termination the Company provided Employee with any club memberships, Employee will be entitled to continue such memberships at his sole expense. Notwithstanding any time period for continued benefits stated in this subparagraph 7.b.iii, all benefits in this subparagraph 7.b.iii will terminate on the date that Employee becomes an employee of another employer and eligible to participate in the employee benefit plans of such other employer. To the extent that Employee was required to contribute amounts for the benefits described in this subparagraph 7.b.iii prior to his termination, he shall continue to contribute such amounts for such time as these benefits continue in effect after termination.

                          iv.     Savings and Other Plans:  Except as otherwise
more specifically provided herein or under the terms of the respective plans relating to termination of employment, Employee's active participation in any applicable savings, retirement, profit sharing or supplemental employee retirement plans or any deferred compensation or similar plan of the Company or any of its subsidiaries shall continue only through the last day of his employment. All other provisions, including any distribution and/or vested rights under such plans, shall be governed by the terms of those respective plans.

                          v.      Noncompetition/Nonsolicitation Period:  The
provisions of Paragraph 13 and 14 shall continue, beyond the time periods set forth in such paragraphs, to apply with respect to employee for the shorter of
(x) twenty-four (24) months following the date of termination or (y) until such time as the Company has failed to comply with the provisions of subparagraph 7.b.i for an uninterrupted 10-day period and such failure is not cured within 15 days after written notice of such failure is delivered to at least two non-employee directors of the Company.

                 c. The provisions of this Paragraph 7.b shall apply if Employee's employment is terminated prior to a Change of Control or more than one year after the occurrence of a Change of Control (as defined in Paragraph 8.c). From the occurrence of any Change of Control until the first anniversary of such Change of Control, the provisions of Paragraph 8 shall apply in place of this Paragraph 7.b; provided, further, that in the event after a change of Control, Company terminates Employee for Cause or Employee terminates his employment without Good Reason, then the provisions of Paragraph 8 hereof shall not apply and the provisions of Paragraph 7.a. shall apply. Termination upon death, disability and retirement are covered by Paragraphs 9, 10 and 11, respectively.

         8.      PAYMENT AND OTHER PROVISIONS AFTER CHANGE OF CONTROL.

                 a. Salary, Performance Award and Bonus Payments: In the event Employee's employment with the Company is terminated within one year following the occurrence of a Change of Control (other than as a consequence of his death or disability, or of his normal retirement under the Company's retirement plans and practices) either (x) by the Company for any reason other than for Cause in accordance with Paragraph 5, or (y) by Employee for Good Reason in accordance with the provisions of Paragraph 6 hereof, then Employee shall be entitled to receive from the Company, the following:

                          i.      Base Salary:  Employee's annual base salary
as in effect at the date of termination, multiplied by three, shall be paid on the date of termination;

                          ii.     Target Bonus:  The amount of the Employee's
target bonus under the Executive Bonus Plan for the fiscal year in which the date of termination occurs, multiplied by three, shall be paid on the date of termination; and

                          iii.    Other Benefits:  All benefits under
Paragraphs 7.b.ii, 7.b.iii and 7.b.iv shall be extended to Employee as described in such paragraphs, except that notwithstanding the vesting period provided for in the Stock Option Plan and any related stock option agreements between the Company and Employee for stock options ("options") and stock appreciation rights ("rights") granted Employee by the Company, all options and rights shall be fully vested and exercisable upon a Change of Control, and upon termination of employment the period for exercise of options and rights described in the last sentence of Paragraph 7.b.ii shall be the shorter of (a) three years following his termination of employment or (b) with respect to each option, the remainder of the period of exercisability under the terms of the appropriate documents that grant such options.

                 b. Noncompetition/Nonsolicitation Period: In the event of a termination under Paragraph 8.a within one year after a Change of Control the provisions of Paragraphs 13 and 14 shall be in effect as stated in Paragraph 7.b.v

                 c. For purposes of this Agreement, the term "Change of Control" shall mean:

                          i.      The acquisition, other than from the Company,
by any individual, entity or group (within the meaning of Rule 13d-3 promulgated under the Exchange Act or any successor provision)(any of the foregoing described in this Paragraph 8.c.i hereafter a "Person") of 50% or more of either (a) the then outstanding shares of Capital Stock of the Company (the "Outstanding Capital Stock") or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Voting Securities"), provided, however, that any acquisition by (x) the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (y) any Person that is eligible, pursuant to Rule 13d-1(b) under the Exchange Act, to file a statement on Schedule 13G with respect to its beneficial ownership of Voting Securities, whether or not such Person shall have filed a statement on Schedule 13G, unless such Person shall have filed a statement on Schedule 13D with respect to beneficial ownership of 50% or more of the Voting Securities or (z) any corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Capital Stock and Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Capital Stock and Voting Securities, as the case may be, shall not constitute a Change of Control; or

                          ii.     Individuals who, as of the Effective Date,
constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A, or any successor section, promulgated under the Exchange Act); or

                          iii.    Approval by the shareholders of the Company
of a reorganization, merger or consolidation (a "Business Combination"), in each case, with respect to which all or substantially all holders of the Outstanding Capital Stock and Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from the Business Combination; or

                          iv.     (a) a complete liquidation or dissolution of
the Company or (b) a sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Capital Stock and Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Capital Stock and Voting Securities, as the case may be, immediately prior to such sale or disposition.

         Notwithstanding the foregoing, the currently contemplated transaction with Concurrent Computer Corporation (including any modifications to such transaction) shall not constitute a Change of Control.

         9. TERMINATION BY REASON OF DEATH. If Employee shall die while employed by the Company both prior to termination of employment and during the effective term of this Agreement, all Employee's rights under this Agreement shall terminate with the payment of such amounts of annual base salary as have accrued but remain unpaid and a prorated amount of targeted bonus under the Executive Bonus Plan through the month in which his death occurs, plus six additional months of the fixed salary and targeted bonus. All benefits under Paragraphs 7.b.ii and 7.b.iv shall be extended to Employee's estate as described in such paragraphs. In addition, Employee's eligible dependents shall receive continued benefit plan coverage under Paragraph 7.b.iii for six months from the date of Employee's death.


         10. TERMINATION BY DISABILITY. Employee's employment hereunder may be terminated by the Company for disability. In such event, all Employee's rights under this Agreement shall terminate with the payment of such amounts of annual base salary as have accrued but remain unpaid as of the thirtieth (30th) day after such notice is given except that all benefits under Paragraphs 7.b.ii, 7.b.iii and 7.b.iv shall be extended to Employee as described in such paragraphs, provided, however, that, with respect to Paragraph 7.b.iii, the period for continued benefit plan coverage shall be limited to six months from the date of termination. In addition, the noncompetition and nonsolicitation provisions of Paragraphs 13 and 14 shall continue to apply for a period of six months from the date of termination for disability. For purposes of this Agreement, "disability" is defined to mean that, as a result of Employee's incapacity due to physical or mental illness:

                 a. Employee shall have been absent from his duties as an officer of the Company on a substantially full-time basis for six (6) consecutive months: and

                 b. Within thirty (30) days after the Company notifies Employee in writing that it intends to replace him, Employee shall not have returned to the performance of his duties as an officer for the Company on a full-time basis. Such notice may be given by the Company at any time after Employee has been absent for a total of four consecutive months.

         11. RETIREMENT. Employee shall be entitled to participate in the Company's Retirement Savings Plan and any other retirement plan hereafter made available to senior executive officers of the Company in accordance with the provisions thereof as in effect from time to time.

         12. INDEMNIFICATION. If litigation shall be brought to enforce or interpret any provision contained herein, the non-prevailing party shall indemnify the prevailing party for reasonable attorney's fees (including those for negotiations, trial and appeals) and disbursements incurred by the prevailing party in such litigation, and hereby agrees to pay prejudgment interest on any money judgment obtained by the prevailing party calculated at the generally prevailing Nations Bank of Florida, N.A. base rate of interest charged to its commercial customers in effect from time to time from the date that payment(s) to him should have been made under this Agreement.


         13.     NONCOMPETITION.

                 a. At all times during Employee's employment hereunder, and for such additional periods as may otherwise be set forth in this Agreement in reference to this Paragraph 13, Employee shall not, directly or indirectly, engage in any business, enterprise or employment, whether as owner, operator, shareholder, director, partner, creditor, consultant, agent or any capacity whatsoever that manufactures products designed to compete directly with products of the Company or markets such products anywhere in the world where the Company (i) is engaged in business or (ii) has evidenced an intention of engaging in business. Employee acknowledges that he has read the foregoing and agrees that the nature of the geographical restrictions are reasonable given the international nature of the Company's business. In the event that these geographical or temporal restrictions are judicially determined to be unreasonable, the parties agree that these restrictions shall be judicially reformed to the maximum restrictions which are reasonable.

                 b. Notwithstanding the provisions of the preceding Subparagraph, the Employee may accept employment with a company that would be deemed to be a competitor of the Company as described in the previous subparagraph ("Competitor"), so long as (i) the Competitor has had annual revenues of at least $1 billion in each of the prior two fiscal years, (ii) the Competitor's revenues for products and maintenance in direct competition with the Company do not exceed 50% of its total revenues, and (iii) the Employee's responsibilities are solely for divisions or subsidiaries of the Competitor that do not compete with the Company.

         14. NONSOLICITATION OF EMPLOYEES AND CUSTOMERS. At all times during the Employee's employment hereunder, and for such additional periods as may otherwise be set forth in this Agreement, in reference to this Paragraph 14, the Employee shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (a) attempt to employ, employ or enter into any contractual arrangement with any employee or former employee of the Company, its affiliates, subsidiaries or predecessors in interest, unless such employee or former employee has not been employed by the Company, its affiliates, subsidiaries or predecessors in interest, during the six months prior to the

Employee's attempt to employ him, or (b) call on or solicit any of the actual or targeted prospective customers of the Company or its affiliates, subsidiaries or predecessors in interest with respect to any matters related to or competitive with the business of the Company.

         15.     CONFIDENTIALITY.

                 a. Nondisclosure: The Employee acknowledges and agrees that the Confidential Information (as defined below) is a valuable, special and unique asset of the Company's business. Accordingly, except in connection with the performance of his duties hereunder, the Employee shall not at any time during or subsequent to the term of his employment hereunder disclose, directly or indirectly, to any person, firm, corporation, partnership, association or other entity any proprietary or confidential information relating to the Company or any information concerning the Company's financial condition or prospects, the Company's customers, the design, development, manufacture, marketing or sale of the Company's products or the Company's methods of operating its business (collectively, "Confidential Information").
Confidential Information shall not include information which, at the time of disclosure, is known or available to the general public by publication or otherwise through no act or failure to act on the part of Employee.

                 b. Return of Confidential Information: Upon termination of Employee's employment, for whatever reason and whether voluntary or involuntary, or at any time at the request of the Company, Employee shall promptly return all Confidential Information in the possession or under the control of Employee to the Company and shall not retain any copies or other reproductions or extracts thereof. Employee shall at any time at the request of the Company destroy or have destroyed all memoranda, notes, reports, and documents, whether in "hard copy" form or as stored on magnetic or other media, and all copies and other reproductions and extracts thereof, prepared by Employee and shall provide the Company with a certificate that the foregoing materials have in fact been returned or destroyed.

                 c. Books and Records: All books, records and accounts whether prepared by Employee or otherwise coming into Employee's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company upon termination of Employee's employment hereunder or upon the Company's request at any time.

         16. INJUNCTION/SPECIFIC PERFORMANCE SETOFF. Employee acknowledges that a breach of any of the provisions of Paragraphs 13, 14, or 15 hereof would result in immediate and irreparable injury to the

Company which cannot be adequately or reasonably compensated at law.
Therefore, Employee agrees that the Company shall be entitled, if any such breach shall occur or be threatened or attempted, to a decree of specific performance and to a temporary and permanent injunction, enjoining and restraining such breach by Employee or his agents, either directly or indirectly, and that such right to injunction shall be cumulative to whatever other remedies for actual damages to which the Company is entitled. Employee further agrees that the Company may set off against or recoup from any amounts due under this Agreement to the extent of any losses incurred by the Company as a result of any breach by Employee of the provisions of Paragraphs 13, 14 or 15 hereof.

         17. SEVERABILITY. Any provision in this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         18. SUCCESSORS. This Agreement shall be binding upon Employee and inure to the benefit of the Company and any permitted successor of the Company. Neither this Agreement nor any rights arising hereunder may be assigned or pledged by Employee or anyone claiming through Employee; or by the Company, except to any corporation which is the successor in interest to the Company by reason of a merger, consolidation or sale of substantially all of the assets of the Company. The foregoing sentence shall not be deemed to have any effect upon the rights of Employee upon a Change of Control.

         19. CONTROLLING LAW. This Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Florida.

         20. NOTICES. Any notice required or permitted to be given hereunder shall be written and sent by registered or certified mail, telecommunicated or hand delivered at the address set forth herein or to any other address of which notice is given:

         TO THE COMPANY:          HARRIS COMPUTER SYSTEMS CORPORATION
                                  2101 WEST CYPRESS CREEK ROAD
                                  FORT LAUDERDALE, FLORIDA 33309

         TO THE EMPLOYEE:         ROBERT L. CARBERRY
                                  6494 N.W. 32ND WAY
                                  BOCA RATON, FL 33496


         21. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto on the subject matter hereof and may not be modified without the written agreement of both parties hereto.

         22. WAIVER. A waiver by any party of any of the terms and conditions hereof shall not be construed as a general waiver by such party.

         23. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute a single agreement.

         24. INTERPRETATION. In the event of a conflict between the provisions of this Agreement and any other agreement or document defining rights and duties of Employee or the Company upon Employee's termination, the rights and duties set forth in this Agreement shall control.

         25. CERTAIN LIMITATIONS ON REMEDIES. Paragraph 7.b. provides that certain payments and other benefits shall be received by Employee upon the termination of Employee by the Company other than for Cause and states that these same provisions shall apply if Employee terminates his employment in accordance with the provisions of Paragraph 6 hereof. It is the intention of this Agreement that if the Company terminates Employee other than for Cause (and other than as a consequence of Employee's death, disability or normal retirement) or if Employee terminates his employment in accordance with the provisions of Paragraph 6 hereof, then the payments and other benefits set forth in Paragraph 7.b. shall constitute the sole and exclusive remedies of Employee. This Paragraph 25 shall have no effect upon the provisions of Paragraph 8 of this Agreement.

         26. OTHER BOARD APPOINTMENTS. The Company currently intends to increase the size of the Board by two directors. Nominations for election for these two additional directors shall be made based upon recommendations made by Employee, subject to approval by the Company's Board of Directors.

         IN WITNESS WHEREOF, this Employment Agreement has been executed by the parties as of the date first above written.


HARRIS COMPUTER SYSTEMS CORP.              EMPLOYEE


--------------------------------------     -------------------------------------
E. Courtney Siegel                         Robert L. Carberry
Chairman, President and
Chief Executive Officer

                                   SCHEDULE A

                       LONG TERM INCENTIVE PLAN ("LTIP")


         The LTIP will initially be a three year plan, consisting of a stock option granted in each of such first three years under the LTIP (each annual option is referred to herein as a "LTIP Option"). Each LTIP Option shall be granted on an amount of shares of Company Common Stock equal to 150% of the Employee's base salary divided by the "Exercise Price" for that LTIP Option. The "Exercise Price" shall be the fair market value of the Company's Common Stock on the date of grant of each LTIP Option. Each LTIP Option shall become exercisable on the third anniversary of that LTIP Option (the anniversary date of each LTIP Option shall be determined by the Board). Each LTIP Option's vesting shall also be further subject to achieving objectives that are to be set by the Board.